Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT: Meg Wade (626) 535-5905
INDYMAC BANK, F.S.B. PRICES $500 MILLION NON-CUMULATIVE, PERPETUAL PREFERRED STOCK OFFERING
PASADENA, Calif. — May 23, 2007 — IndyMac Bancorp, Inc. (NYSE: IMB, “Indymac®” or the “Company”), today announced that its wholly owned subsidiary, IndyMac Bank, F.S.B. (“Indymac Bank®”), has priced a non-cumulative perpetual preferred stock offering with a dividend of 8.5 percent. Due to strong demand by investors, the offering was oversubscribed and Indymac Bank increased the offering size to $500 million. The offering is expected to close on May 30, 2007 and is subject to certain conditions.
“We are very pleased with the market’s response to this offering,” commented Scott Keys, Indymac’s Chief Financial Officer. “The additional capital will provide flexibility for the operations of Indymac Bank and the Company, and has the advantage of qualifying as Tier 1 capital for regulatory purposes. Based on our balance sheet as of March 31, 2007 and assuming the offering at that date, Indymac Bank’s Tier 1 capital would have increased by 23 percent from $2.1 billion to $2.6 billion and its Tier 1 capital ratio would have increased from 7.41 percent to 8.99 percent.”
Underwriters for the offering included the joint book-running managers Morgan Stanley & Co. (also sole structuring adviser) and Goldman Sachs & Co., and Citigroup Global Markets, Inc., Deutsche Bank Securities, Inc., Lehman Brothers Inc. and RBC Dain Rauscher Inc., who acted as co-managers.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: IMB) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.

With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com